Exhibit 99.1

Depomed Reports Second Quarter 2013 Financial Results

Total revenues increase to $30 million

resulting in a profitable and cash flow positive quarter

Conference call scheduled for today at 5:00 PM EDT

Dial in information included below

Newark, California, August 7, 2013 — Depomed, Inc. (Nasdaq: DEPO) today reported financial results for the quarter ended June 30, 2013.

Second Quarter 2013 Summary

•                  Total revenues of $30.0 million grew 112% compared to total revenues of $14.1 million for the second quarter of 2012

•                  Gralise® (gabapentin) net sales of $8.6 million, compared to $3.2 million for the second quarter of 2012

•                  Zipsor® (diclofenac potassium) net sales of $5.6 million

•                  Glumetza® (metformin hydrochloride extended-release) royalties of $14.2 million, compared to $9.4 million for the second quarter of 2012

•                  Net income of $0.5 million, or $0.01 per share, compared to a net loss of ($15.8) million, or ($0.28) per share for the second quarter of 2012

•                  $74.2 million of cash and marketable securities and no debt as of June 30, 2013, an increase of $1.3 million for the quarter

•                  Filed a patent infringement lawsuit against Endo Pharmaceuticals related to OPANA®ER (oxymorphone hydrochloride extended-release) in April 2013, which followed a lawsuit in January 2013 for infringement of the same patents against Purdue Pharma related to OxyContin® (oxycodone hydrochloride controlled-release)

“Achieving a profitable quarter and positive cash flow is an important milestone for Depomed and demonstrates the progress we have made towards building a sustainable specialty pharmaceutical business.  During the second quarter, we gained traction on the sales and marketing initiatives we took earlier in the year.  In January, we realigned our sales force to increase the frequency of calls on our top potential prescribers and better balance our sales territories, and in the second quarter we launched an eVoucher program for Gralise and other initiatives intended to support the growth of our products. We are focused on continued growth of our brands and generating positive cash flow,” said Jim Schoeneck, President and Chief Executive Officer of Depomed. “In July, we announced our second acquisition of a pain product, Lazanda® (fentanyl) Nasal Spray, an intranasal fentanyl product indicated for the management of breakthrough pain in cancer patients 18 years of age and older who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain.  Acquisition of complementary products is a key element of our strategy.  We also are pleased with the progress of our partner product candidates under our license and development arrangements.”

Second Quarter 2013 Financial Results

Total revenues increased to $30.0 million for the second quarter of 2013, compared to $14.1 million for the second quarter of 2012 as indicated below:

	Three Months Ended
	June 30,
(in thousands of $)	2013	2012
Product sales:
Gralise	$8,554	$3,201
Zipsor	5,552	—
Total product sales	14,106	3,201
Royalties:
Glumetza US	14,193	9,424
Other	904	153
Total royalties	15,097	9,577
License and other revenue	760	1,332
Total revenues	$29,963	$14,110

Selling general and administrative expense was $25.4 million for the second quarter of 2013, compared to $25.0 million for the second quarter of 2012.

Research and development expense was $1.4 million for the second quarter of 2013, compared to $3.5 million for the second quarter of 2012. The decrease is primarily related the Company ceasing all expenditure on SefelsaTM during the first quarter of 2013.

Net income for the second quarter of 2013 was $0.5 million or $0.01 per share, compared to a net loss of ($15.8) million or ($0.28) per share for the second quarter of 2012.

Cash and marketable securities were $74.2 million as of June 30, 2013, compared to $72.9 million as of March 31, 2013.

2013 Financial Outlook

Depomed is reaffirming the financial outlook previously given for the full year of 2013.

•                  Total revenues of approximately $125 to $135 million, which includes approximately $6 million in anticipated milestones under our collaborative arrangements

•                  Operating expenses of approximately $118 to $125 million, which includes the intangible amortization related to the acquisitions of Zipsor and Lazanda

•                  Year-end 2013 cash and marketable securities of $70 to $80 million

Conference Call

Depomed will host a conference call today, Wednesday, August 7th, beginning at 5:00 p.m. EDT (2:00 p.m. PDT) to discuss its results.  Participants can access the call by dialing 877-317-6789 (United States) or 412-317-6789 (international). The conference call will also be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with four approved and marketed products. Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia (PHN).  Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug (NSAID) indicated for relief of mild to moderate acute pain in adults.  Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain.  Glumetza® (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and is commercialized by Santarus, Inc. in the United States. Gralise and Glumetza and other product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology, which is designed to improve existing oral medications, allowing for extended release of medications to the upper gastrointestinal tract when dosed with food. Additional information about Depomed may be found on its website, www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to the commercialization of Gralise and Zipsor; the efforts of our collaboration partners to commercialize products; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
August J. Moretti
Depomed, Inc.
510-744-8000
amoretti@depomed.com

DEPOMED, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues:
Product sales	$14,106	$3,201	$23,235	$5,310
Royalties	15,097	9,577	29,178	18,998
License and other revenue	760	1,332	3,724	6,637
Total revenues	29,963	14,110	56,137	30,945

Costs and expenses:
Cost of sales	1,688	1,442	3,172	1,960
Research and development expense	1,412	3,525	4,710	7,007
Selling, general and administrative expense	25,368	25,021	51,331	46,793
Amortization of intangible asset	963	105	1,924	105
Total costs and expenses	29,431	30,093	61,137	55,865

Income (loss) from operations	532	(15,983)	(5,000)	(24,920)
Other income (expense)	6	204	(41)	347
Benefit from (provision for) income taxes	(60)	(1)	39	(9)
Net income (loss)	$478	$(15,780)	$(5,002)	$(24,582)

Basic net income (loss) per common share	$0.01	$(0.28)	$(0.09)	$(0.44)
Diluted net income (loss) per common share	$0.01	$(0.28)	$(0.09)	$(0.44)

Shares used in computing basic net income (loss) per common share	56,562,433	55,786,617	56,511,911	55,670,598
Shares used in computing diluted net income (loss) per common share	57,142,343	55,786,617	56,511,911	55,670,598

DEPOMED, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2013	2012
	(Unaudited)	(1)

Cash, cash equivalents and marketable securities	$74,221	$77,892
Accounts receivable, net	6,717	3,614
Receivables from collaborative partners	8,066	10,078
Inventories	7,226	9,587
Property and equipment, net	8,169	8,237
Intangible assets, net	23,304	25,078
Prepaid and other assets	6,277	7,167
Total assets	$133,980	$141,653

Accounts payable and accrued liabilities	$24,357	$32,578
Deferred license revenue	17,036	18,789
Other liabilities	9,656	6,350
Shareholders’ equity	82,931	83,936
Total liabilities and shareholders’ equity	$133,980	$141,653

(1) Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.